Exhibit (a)(1)(iv)

HESKA CORPORATION

Offer to Purchase for Cash

Shares of its Common Stock, $0.01 Par Value,

Held by Holders of 99 or Fewer Shares

THIS OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 2, 2012, UNLESS EXTENDED OR EARLIER TERMINATED.

August 27, 2012

To Our Clients:

Enclosed for your consideration is an offer to purchase for cash, dated August 27, 2012 (the white document in your package), in connection with an offer by Heska Corporation, a Delaware corporation, sometimes referred to herein as the Company, to purchase shares of its common stock held by its stockholders who owned, of record or beneficially, 99 or fewer shares as of the close of business on August 21, 2012 and who continue to hold such shares through the expiration date of the offer, at a purchase price of $8.50 per share, upon the terms and conditions set forth in the offer to purchase.

We are the owner of record of shares of common stock held for your account. Therefore, only we can tender your shares and can do so only pursuant to your instructions. Please instruct us as to whether you wish to have us tender the shares we hold for your account on the terms, and subject to the conditions, of the offer. If you wish to have us tender your shares, please so instruct us by completing, executing and returning to us the accompanying client instruction form (the green document in your package). An envelope to return your client instruction form to us is enclosed. We call your attention to the following:

1.	Only those stockholders that owned 99 or fewer shares of the Company’s common stock as of the close of business on August 21, 2012, the record date, and who continue to hold such shares through the expiration date of the offer are eligible to participate in the offer. If you hold more than 99 shares of the Company’s common stock you may not participate in the offer.

2.	If you decide to accept the offer, you must tender all of the shares of the Company’s common stock that you own, either in your name or beneficially. Partial tenders will not be accepted.

3.	The offer will expire at 5:00 p.m., Eastern time, on October 2, 2012, unless extended or earlier terminated by the Company.

4.	You may not withdraw shares you have tendered, unless the Company materially changes the terms of the offer procedure set forth in the offer to purchase.

YOUR CLIENT INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE 5:00 P.M., EASTERN TIME, ON OCTOBER 2, 2012, THE EXPIRATION DATE, UNLESS EXTENDED OR EARLIER TERMINATED. THE METHOD OF DELIVERY OF YOUR CLIENT INSTRUCTION FORM IS AT YOUR OPTION AND RISK.

The Company is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the law. If, after a good faith effort, the Company cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares residing in that jurisdiction.